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                                                                     EXHIBIT 8.1


                       [Letterhead of Shearman & Sterling]



                                  May 20, 2002





AmerUs Group Co.
699 Walnut Street
Des Moines, Iowa  50309

          Optionally Convertible Equity-linked Accreting Notes due 2032

Ladies and Gentlemen:

                  We have acted as counsel to AmerUs Group Co. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of the Registration Statement on Form S-3 filed with the Commission on the date hereof (the "Registration Statement"), of which the prospectus forms a part (the "Prospectus"). The Registration Statement relates to the Optionally Convertible Equity-linked Accreting Notes (the "Notes") in an aggregate principal amount of $185,000,000 offered by the Company. The Notes are described in the Prospectus. The Notes were issued under an Indenture, dated as of March 2, 2002 (the "Indenture"), between the Company and BNY Midwest Trust Company, as indenture trustee.

                  In preparing this opinion, we have examined and relied on such documents as we have deemed appropriate, including, inter alia, the Prospectus, the Indenture, and the originals or copies, certified or otherwise identified to our satisfaction, of all such corporate records of the Company and such other instruments, certificates and other documents of public officials and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

                  We have reviewed the statements set forth in the Prospectus under the captions "Summary - The OCEANs - United States Federal Income Tax Considerations" and "Certain United States Federal Income Tax Considerations," and hereby advise you that we are of the opinion that under current federal income tax law, although such statements do not purport to discuss all possible federal income tax consequences of the purchase, ownership and disposition of the Notes, (i) the Notes will be treated as indebtedness of the Company for federal income tax purposes and (ii) such statements, to the extent they constitute matters of law or legal conclusions with respect thereto, accurately describe the treatment of the Notes under federal income tax laws, regulations and rulings now in effect.

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AmerUs Group Co.                         2                          May 20, 2002



                  We express no opinions other than those expressed herein. We hereby consent to the use of this letter as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Prospectus. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

                                                   Very truly yours,



                                                   /s/ Shearman & Sterling